Exhibit 99.1

NewsRelease
NYSE: WPZ

Date:	Nov. 30, 2007
Williams Partners L.P. Agrees to Acquire Interests in Wamsutter LLC from Williams for $750 Million
     TULSA, Okla. — Williams Partners L.P. (NSYE: WPZ) and Williams (NYSE: WMB) announced today that the partnership has agreed to acquire certain membership interests in Wamsutter LLC, the limited liability company that owns the Wamsutter system, from Williams for $750 million.
     The Wamsutter system includes an approximate 1,700-mile natural gas gathering system in the Washakie Basin in south-central Wyoming and the Echo Springs cryogenic processing plant near Wamsutter, Wyo.
     Under the terms of the agreement, Williams Partners will acquire 100 percent of the Class A membership interest in Wamsutter and 50 percent of the initial Class C units, while Williams will retain 100 percent of the Class B membership interest in Wamsutter and 50 percent of the initial Class C units.
     The transaction structure is intended to allow Williams Partners to receive cash flows from the existing Wamsutter business and at least 5 percent of the increase in cash flows resulting from growth of the existing business with Williams. Williams will retain the right to make material expansion investments in return for additional Class C units, which will entitle it to receive an increased portion of the growth cash flows. Williams could then offer these additional Class C units to Williams Partners, but Williams Partners would not be obligated to purchase any such Class C units.
     Once complete, the transaction is expected to be immediately accretive to distributable cash flow for Williams Partners on a per unit basis for Williams Partners’ unitholders.
     Distributable cash flow attributable to Wamsutter was $48.1 million for the nine-month period ended Sept. 30, 2007. For the same period in 2006, distributable cash flow was $42.9 million. Under the terms of the agreement, Williams has agreed to contribute funds to Williams Partners from 2008 through 2012 to limit general and administrative expense to defined levels. For the nine-month period ended Sept. 30, 2007, Williams Partners would have received an additional $4.5 million from these contributions.
     Distributable cash flow is a non-GAAP measure. A definition of distributable cash flow for Wamsutter and a table reconciling it to net income is included at the end of this release.
     Williams Partners plans to finance the purchase of the Wamsutter Interests with a combination of debt and equity, including equity issued directly to Williams.
     The acquisition, subject to standard closing conditions, is expected to close in mid-December.
     The conflicts committee of the board of directors of the general partner of Williams Partners recommended approval of Williams Partners’ acquisition of the interests in Wamsutter LLC. The conflicts committee, which is comprised entirely of independent directors, retained independent legal and financial advisors to assist it in evaluating and negotiating the transaction.
Distributable Cash Flow Definition
     Distributable cash flow per weighted average limited-partner unit is a key measure of the partnership’s financial performance and available cash flows to unitholders.
     Williams Partners defines distributable cash flow per limited partner unit as distributable cash flow, as defined in the following paragraph, attributable to partnership operations plus the cash distributed by Discovery. Prospectively, upon the completion of the Wamsutter acquisition, it will also include cash distributed by Wamsutter. The total distributable cash flow attributable to partnership operations is then allocated among the general partner and the limited partners in accordance with the cash-distribution provisions of our partnership agreement. The resulting distributable cash flow attributable to partnership operations and to its limited partners is then divided by the weighted average limited partner units outstanding to arrive at distributable cash flow per limited partner unit.
     Williams Partners defines distributable cash flow as net income plus depreciation, amortization and accretion, and the amortization of a natural gas purchase contract, less its earnings from equity investments, as well as adjustments for certain non-cash, non-recurring items, plus reimbursements from Williams under an omnibus agreement and less maintenance capital expenditures.
     Wamsutter defines distributable cash flow as net income plus depreciation, amortization and accretion and less maintenance capital expenditures as well as adjustments for certain non-cash, non-recurring items.
Reconciliation of Non-GAAP Measures
(UNAUDITED)

	Wamsutter Predecessor
Reconciliation of Non-GAAP “Distributable Cash	Nine Months Ended
Flow” to GAAP “Net Income”	September 30,
	2006	2007
(In thousands)

Net Income	$48,561	$50,358
Depreciation, amortization and accretion	11,909	13,284
Maintenance capital expenditures	(17,616)	(15,582)

Distributable Cash Flow - 100%	$42,854	$48,060

About Williams Partners L.P. (NYSE: WPZ)
Williams Partners L.P. is a publicly traded master limited partnership that owns natural gas gathering, transportation, processing and treating assets serving regions where producers require large scale and highly reliable services, including the Gulf of Mexico and the San Juan Basin in New Mexico and Colorado. The partnership also serves the natural gas liquids (NGL) market through its NGL fractionating and storage assets. The general partner is Williams Partners GP LLC. More information about the partnership is available at www.williamslp.com.
About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Richard George
Williams (investor relations)
(918) 573-3679

Sharna Reingold
Williams (investor relations)
(918) 573-2078
# # #
This press release may include “forward-looking statements” as defined by federal law. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Additional information about issues that could lead to material changes in performance is contained in the Partnership’s annual and quarterly reports filed with the Securities and Exchange Commission.
Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.